UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): May 23, 2014

COVIDIEN PUBLIC LIMITED COMPANY
(Exact Name of Registrant as Specified in Charter)

Ireland	001-33259	98-0624794
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
20 On Hatch, Lower Hatch Street
Dublin 2, Ireland
(Address of Principal Executive Offices, including Zip Code)
+353 (1) 438-1700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On May 23, 2014, Covidien plc (the “Company”) entered into an Amended and Restated Five-Year Senior Credit Agreement by and among the Company, as Guarantor, Covidien International Finance S.A., a subsidiary of the Company, as Borrower (“CIFSA”), Citibank, N.A., as administrative agent and various Lenders (the “Amended and Restated Credit Agreement”), providing for a senior unsecured revolving credit facility in the aggregate amount of $1.5 billion. CIFSA may, at its option, seek to increase the aggregate commitment under the Amended and Restated Credit Agreement by up to $500 million up to a maximum aggregate commitment of $2.0 billion provided that the relevant borrowing conditions under the Credit Agreement are met at that time. The proceeds of loans under the Amended and Restated Credit Agreement can be used for working capital, capital expenditures and other lawful corporate purposes. The Amended and Restated Credit Agreement amends and restates the terms of the Five-Year Credit Agreement dated as of August 9, 2011 (the “2011 Credit Agreement”) which was scheduled to mature in August 2016, under which CIFSA was also the Borrower and the Company was also a Guarantor. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Amended and Restated Credit Agreement.
Borrowings under the Amended and Restated Credit Agreement will bear interest at a rate per annum equal to, at CIFSA’s option, any of the following, plus, in each case, an applicable margin: (a) a base rate determined by reference to the highest of (1) the base rate of Citibank, N.A., (2) the federal funds effective rate plus 0.50% and (3) LIBOR for an interest period of one month plus 1.00% or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the relevant interest period adjusted for certain additional costs. The applicable margin for borrowings under the Amended and Restated Credit Agreement is subject to adjustments based on the credit ratings for the senior, unsecured, long-term indebtedness of CIFSA that is not guaranteed by any other Person other than the Company or Covidien Ltd. or subject to any other credit enhancement and varies from 0 basis points to 50 basis points with respect to base rate borrowings and from 75 basis points to 150 basis points with respect to LIBOR borrowings. In addition, CIFSA is required to pay a commitment fee between 6 and 22.5 basis points (depending on the credit ratings of CIFSA’s senior, unsecured, long-term indebtedness that is not guaranteed by any other Person other than the Company or Covidien Ltd. or subject to any other credit enhancement) on the aggregate unused commitments under the Amended and Restated Credit Agreement.
The Amended and Restated Credit Agreement contains financial and other covenants, including a financial covenant requiring the maintenance of a 3.5 to 1.0 maximum ratio of the Company’s consolidated total debt to its consolidated EBITDA, each as defined in the Amended and Restated Credit Agreement, as well as events of default with respect to the Company, CIFSA and in some circumstances their Significant Subsidiaries, which covenants and events of default are customary for facilities of this type.
The negative covenants of the Amended and Restated Credit Agreement are substantially similar to those in the 2011 Credit Agreement referred to above, and include, among other things, limitations (each of which is subject to customary exceptions for facilities of this type) on the ability of the Company and any Subsidiary, including CIFSA, to grant liens; enter into transactions resulting in fundamental changes (such as mergers or sales of all or substantially all of the assets of the Company or CIFSA); restrict dividends or other distributions by any Subsidiary, other than CIFSA; and enter into transactions with Affiliates.
The obligations of the lenders under the Amended and Restated Credit Agreement to provide advances will terminate on the earlier of (i) May 23, 2019 and (ii) the date on which the commitments shall have been reduced to zero or terminated in whole pursuant to the terms of the Credit Agreement, including by reason of an event of default. The Amended and Restated Credit Agreement provides that CIFSA will have the right to extend the termination date for the credit facility for up to two additional one-year periods, subject to obtaining commitments from existing lenders or, in certain circumstances, third-party financial institutions for such extension, and subject to the satisfaction of certain other customary conditions.
The description above is a summary of the Credit Agreement and is qualified in its entirety by the complete text of the Agreement, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Items 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information described above under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

10.1    Amended and Restated Five-Year Senior Credit Agreement dated May 23, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVIDIEN PUBLIC LIMITED COMPANY

By:	/s/ John W. Kapples
John W. Kapples
Vice President and Corporate Secretary
Date: May 28, 2014

EXHIBIT INDEX

Exhibit No.	Exhibit Name

10.1	Amended and Restated Five-Year Credit Agreement Dated May 23, 2014.